Exhibit 10.2

Acceleration of Payout of 2003 and 2004 Dividend Equivalent Awards; Grants of 2005 Dividend Equivalent Awards; Performance Criteria for Acceleration of Payout of Dividend Equivalent Awards.

On March 1, 2005, the Board of Directors approved the following recommendations of the Executive Compensation and Employee Benefits Committee regarding compensation for the Company’s executive officers:

The acceleration of the payment period by one year for the previously granted 2003 and 2004 dividend equivalent awards based on Aqua America’s achievement of the performance criteria established by the Executive Compensation and Employee Benefits Committee in early 2004 with respect to Aqua America’s earnings target, dividends, total return to shareholders and customer growth in 2004. As a result of the acceleration relating to the 2003 dividend equivalent awards, the 2003 dividend equivalents accrued for the executive officers since the grant of the dividend equivalent awards in 2003 will be paid to the executives in March 2005 in the amount of $66,275 for Mr. DeBenedictis, $21,690 for Mr. Stahl, $15,062 for Mr. Smeltzer, $12,050 for Mr. Riegler and $12,050 for Mr. Hugus. Payments of the remaining amounts due under the 2003 dividend equivalent grants will be made to the named executives on a quarterly basis at the same time and at the same rate as the dividend payments to shareholders through March 3, 2007 with respect to 68,750 dividend equivalents for Mr. DeBenedictis, 22,500 dividend equivalents for Mr. Stahl, 15,562 dividend equivalents for Mr. Smeltzer, 12,500 dividend equivalents for Mr. Riegler and 12,500 dividend equivalents for Mr. Hugus. As a result of the acceleration relating to the 2004 dividend equivalent awards, the 2004 dividend equivalents accrued for the executive officers since the grant of the dividend equivalent awards in 2004 would be paid to the executives on March 1, 2007 with respect to 70,000 dividend equivalents for Mr. DeBenedictis, 22,500 dividend equivalents for Mr. Stahl, 15,000 dividend equivalents for Mr. Smeltzer, 10,000 dividend equivalents for Mr. Riegler and 10,000 dividend equivalents for Mr. Hugus; provided, that the payment of the 2004 dividend equivalents accrued for the executive officers since the grant of the dividend equivalents could be accelerated by one additional year to March 1, 2006 or delayed by one year to March 1, 2008 depending on whether the Company achieves the performance criteria for 2005 established by the Executive Compensation and Employee Benefits Committee.

The following dividend equivalent awards for 2005: 70,000 dividend equivalents for Mr. DeBenedictis, 20,000 dividend equivalents for Mr. Stahl, 15,000 dividend equivalents for Mr. Smeltzer, 10,000 dividend equivalents for Mr. Riegler and 10,000 dividend equivalents for Mr. Hugus.

The performance criteria for 2005 and for future years, unless otherwise specified by the Executive Compensation and Employee Benefits Committee, for the acceleration of payouts of dividend equivalent awards will be based upon Aqua America’s earnings per share, dividends, total return to shareholders and customer growth.